Exhibit 10.2

FORM OF

TAX RECEIVABLE AGREEMENT

between

CLARIOS INTERNATIONAL, INC.

AND

THE PERSONS NAMED HEREIN

Dated as of [●], 2021

[●]

i

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [•], 2021, is hereby entered into by and among Clarios International, Inc., a Delaware corporation (including any successor corporation, the “Corporation”), each of the undersigned parties, and each of the other Persons from time to time that become a party hereto (each, excluding the Corporation, a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, as of the date hereof, the Corporate Taxpayer has the Covered Tax Attributes (as defined below);

WHEREAS, the liability for Taxes (as defined below) of the Corporate Taxpayer may be impacted by the Covered Tax Attributes and the Imputed Interest (as defined below), if any;

WHEREAS, the parties to this Agreement desire to make certain arrangements related to the Covered Tax Attributes and Imputed Interest;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Additional Interest Amount” is defined in Section 3.1(d) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

Agreed Principles: For each Taxable Year: (i) Section 250 of the Code does not apply to the Corporate Taxpayer, (ii) the Corporate Taxpayer is subject to U.S. state and local taxes at a rate equal to the Assumed State Tax Rate, (iii) there does not occur an “ownership change” within the meaning of Section 382 of the Code with respect to any Corporate Taxpayer after the IPO Date, (iv) the “section 382 limitation” with respect to any ownership change arising as a result of the Restructuring Transactions is increased for any taxable year (and not solely the recognition period) by the recognized built-in gains for such taxable year (all within the meaning of Section 382(h) of the Code), (v) each Corporate Taxpayer will be assumed to utilize the “338 approach” set forth in IRS Notice 2003-65, 2003-2 C.B. 747 (in connection with any “ownership change”), (vi) there are no Disregarded Tax Attributes, (vii) the Corporate Taxpayer does not recognize any gains or losses arising from the sale or exchange of non-amortizable and non-depreciable capital assets for U.S. federal income tax purposes (other than assets that have Covered Tax Basis), (viii) the Corporate Taxpayer does not have any Code Section 163(j) interest expense carryforwards as of the close of the IPO Date (other than, for the avoidance of doubt, the Covered Tax Basis in a Reference Asset attributable to any basis adjustment to such asset resulting from the application of Section 732 of the Code that (A) is attributable to excess business interest expense described in Section 163(j)(4)(B) of the Code and (B) arises as a result of the Restructuring Transactions) and (ix) no income or gain was recognized by the Corporate Taxpayer in the Restructuring Transactions or in any assets transferred to the Corporate Taxpayer in the Restructuring Transactions.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Alternative Basis” means, with respect to any Reference Asset, zero.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Applicable Date” means the date of the Restructuring Transactions.

“Assumed Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the liability for U.S. federal income taxes of the Corporate Taxpayer (determined in accordance with the Agreed Principles) and (ii) the product of the amount of the U.S. federal taxable income of the Corporate Taxpayer for such Taxable Year (determined in accordance with the Agreed Principles (but calculated assuming that state and local income and franchise Taxes are not deductible)) and the Assumed State Tax Rate.

“Assumed State Tax Rate” means 4.32% (prior to taking any federal benefit).

“Basis Schedule” is defined in Section 2.1 of this Agreement.

“Board” means the board of directors of the Corporation.

“Brookfield” means Brookfield Business Partners, L.P and its affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled by Brookfield Business Partners, L.P. or its affiliates).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“CDPQ” means Caisse de dépôt et placement du Québec and its affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled by Caisse de dépôt et placement du Québec or its affiliates).

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity interests of the Corporation resulting from consummation of such transaction (including, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by Brookfield, CDPQ, or their Affiliates; or

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons acting in concert (other than entities controlled by Brookfield, CDPQ, or their Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Corporation whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition);

(iv) the liquidation or dissolution of the Corporation;

(v) a “change of control” or similar defined term in the Term Loan Credit Agreement; or

(vi) the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the U.S.-based assets of the Corporation and its Subsidiaries to another Person other than an Affiliate.

For the avoidance of doubt, sales, transfers or other dispositions of shares by the Corporation’s stockholders (a) which are not related to a merger, reorganization, consolidation or similar form of business transaction to which the Corporation is a party and (b) not resulting in the effects described in clause (i) of this definition, shall not be deemed to be a Change of Control under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means the Corporation and any domestic corporation (as defined for U.S. federal income tax purposes) that is a member of any group filing a federal consolidated tax return of which the Corporation is a member.

“Corporation” is defined in the preamble of this Agreement, along with any other domestic corporation that acquires the assets of the Corporation pursuant to an acquisition described in Section 381(a) of the Code.

“Covered Tax Attributes” means the Covered NOLs and the Covered Tax Basis.

“Covered NOLs” means collectively and without duplication (i) the net operating loss carryovers for U.S. federal income tax purposes to which the Corporation succeeds under Section 381 of the Code as a result of the Restructuring Transactions, and (ii) the net operating loss carryovers for U.S. federal income tax purposes of any Corporate Taxpayer (other than the Corporation) that the Corporation directly or indirectly acquires as a result of the Restructuring Transactions. Schedule [•] sets forth the balance of the amounts described in clauses (i) and (ii) hereof both as of January 1, 2021 and an estimate of the balance of such amounts as of the Applicable Date.

“Covered Tax Basis” means the tax basis for U.S. federal income tax purposes of any Corporate Taxpayer in a Reference Asset at the time such Reference Asset is directly or indirectly acquired by the Corporation in the Restructuring Transactions as reflected on the Basis Schedule. For the avoidance of doubt, the Covered Tax Basis in a Reference Asset shall include any basis adjustment to such asset resulting from the application of Section 732 of the Code that (i) is attributable to excess business interest expense described in Section 163(j)(4)(B) of the Code and (ii) arises as a result of the Restructuring Transactions. Schedule [•] sets forth the estimated balance of the amounts described in this definition as of the Applicable Date. For the purposes of this Agreement (and without duplication), a Corporate Taxpayer shall be deemed to own its proportionate share of any assets owned by any entity classified as a partnership for U.S. federal income tax purposes the equity of which such Corporate Taxpayer owns directly or indirectly through any pass-through entity (and, for the avoidance of doubt, the calculations in this Agreement will take into account the Corporate Taxpayer’s allocable share of all Tax items of any such entity treated as a partnership for U.S. federal income tax purposes).

“Credit Event” means the occurrence of any of the following events:

(a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Corporation or any of its Significant Subsidiaries or its debts, or of a substantial part of its assets, under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Significant Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, which order or decree has not been dismissed or stayed;

(b) the Corporation or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above,

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any Significant Subsidiary of the Corporation or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(c) the Corporation or any of its Significant Subsidiaries engages in any other action or fails to take any action that constitutes an ‘event of default’ (after the expiration of all grace periods and cure rights) under any indebtedness for borrowed money having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the greater of $350 million and 22% of Consolidated EBITDA (determined in accordance with the Term Loan Credit Agreement most recently in effect) if such event of default (i) entitles the relevant creditors to immediately accelerate such indebtedness and (ii) is not waived by the applicable creditors or cured by the Corporation within 30 days of an officer of the Corporation obtaining actual knowledge thereof.

“Credit Event Notice” is defined in Section 4.1(c) of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriment for the same period (excluding, for the avoidance of doubt, the Taxable Years of any corporation for U.S. federal income tax purposes that ends on or before the date such corporation becomes a Corporate Taxpayer as a result of the Restructuring Transactions). The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such calculation; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means LIBOR plus 700 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disregarded Tax Attributes” means (i) any net operating losses or other tax attributes to which any Corporate Taxpayer or any entity in which it holds a direct or indirect equity interest become entitled as a result of a transaction after the IPO Date to the extent such net operating losses and other tax attributes are subject to a tax receivable agreement (or comparable agreement) entered into by a Corporate Taxpayer or any of its Affiliates pursuant to which any Corporate Taxpayer is obligated to pay over amounts with respect to tax benefits resulting from such net operating losses or other tax attributes; (ii) any net operating losses (including carryovers and carrybacks), capital losses, charitable deductions, alternative minimum tax credit carryforwards, Section 163(j) interest expense carryforwards, federal and state tax credits, and any other attributes (including any tax basis and amortization or depreciation deductions arising therefrom) attributable to acquisitions (and the associated operations of such acquired assets and businesses) by a Corporate Taxpayer or any of its Affiliates following the IPO Date (other than transactions described in clause (iii) below); provided (X) that the Corporate Taxpayer may acquire up to $50,000,000 of such attributes on an annual basis without such attributes constituting Disregarded Tax Attributes (and for purposes of the calculation of the threshold amounts the acquisition of an amount of tax credits will equal the acquisition of an amount of tax attributes equal to the quotient obtained by dividing the amount of the tax credit by the maximum U.S. federal corporate income tax rate in effect for the applicable Taxable Year), (Y) the amount included in any given year in the calculation of Disregarded Tax Attributes pursuant to this clause (ii) will be reduced (not below zero) by the amount of additional U.S. taxable income that the Corporate Taxpayer demonstrates that it recognizes in such year as a direct result of such associated acquisition, and (Z) an attribute that is a Disregarded Tax Attribute as a result of the application of this clause (ii) will cease to be a Disregarded Tax Attribute in a subsequent Taxable Year to the extent the amount of attributes acquired by the Corporate Taxpayer as a result of acquisitions in such subsequent Taxable Year is less than $50,000,000 (e.g., if Corporate Taxpayer acquires 100% of the equity of a domestic corporation with $75,000,000 of net operating losses in Year 1 and 100% of the equity of a separate domestic corporation with $45,000,000 of net operating losses in Year 2, none of such losses in either year is described in clause (i) of this definition, Corporate Taxpayer engages in no other transactions for each such year and Corporate Taxpayer has no additional U.S. taxable income described in clause (ii)(Y) of this definition, only $25,000,000 of such net operating losses in Year 1 will be included in the calculation of Disregarded Tax Attributes, and, at the end of Year 2, the aggregate amount of Disregarded Tax Attributes is reduced to $20,000,000); and (iii), without duplication of amounts described in clause (ii), amortization and depreciation deductions attributable to capex or real estate expenditures after the date hereof (that are not attributable to Covered Tax Attributes or the acquisitions of a type described in clause (ii) herein) in excess of $150,000,000 in each Taxable Year.

“Divestiture” means (a) the sale or transfer of the equity interests of any Corporate Taxpayer with Covered Tax Attributes and (b) the transfer in a non-recognition transaction for U.S. federal income tax purposes by any Person the income of which is, in whole or in part, included in the income of any Corporate Taxpayer of one or more assets (other than equity interests of any Corporate Taxpayer) with Covered Tax Basis to any Person that is not a Corporate Taxpayer, in each case, other than any such sale or transfer that is, or is part of, a Change of Control.

“Divestiture Acceleration Payment” is defined in Section 4.3(b) of this Agreement.

“Early Complete Termination” is defined in Section 4.1(d) of this Agreement.

“Early Termination Date” means (i) in the event of a breach of this Agreement to which Section 4.1(a) applies, the date of such breach, (ii) in the event of a Divestiture, the effective date of such Divestiture, (iii) in the event of an Early Complete Termination, the date of the Early Termination Notice, (iv) in the event of a Credit Event Acceleration pursuant to Section 4.1(b), the date of the applicable Credit Event that resulted in the Credit Event Acceleration, (v) in the event of a Change of Control pursuant to which the Corporation makes an election under Section 4.1(d)(1), the date of the applicable Early Termination Option Notice, (vi) in the event of the TRA Representative exercising its Early Payment Right pursuant to Section 4.1(f), the date of the applicable Early Payment Right Notice or (vii) such other date as may be agreed to by the TRA Representative and the Corporation.

“Early Termination Event” means (i) a breach of this Agreement to which Section 4.1(a) applies, (ii) an Early Complete Termination, or (iii) the TRA Representative Early Termination.

“Early Termination Option Notice” is defined in Section 4.1(d) of this Agreement.

“Early Termination Notice” is defined in Section 4.1(e) of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of 6.5% per annum, compounded annually, or LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated Tax Benefit Payment” is defined in Section 3.1(a) of this Agreement.

“Estimated Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Expert” is defined in Section 7.8 of this Agreement.

“Final Tax Benefit Schedule” is defined in Section 2.2(b) of this Agreement.

“Final Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (i) the liability for U.S. federal income taxes of the Corporate Taxpayer (determined in accordance with the Agreed Principles) and (ii) the product of the amount of the U.S. federal taxable income of the Corporate Taxpayer for such Taxable Year (determined in accordance with the Agreed Principles but calculated assuming that state and local income and franchise Taxes are not deductible) and the Assumed State Tax Rate, except that, in determining the amount in clause (i) or (ii), above, (a) Covered NOLs shall not be taken into account, (b) the Alternative Basis shall be used and (c) any deduction attributable to Imputed Interest shall be excluded. For the avoidance of doubt: Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Covered Tax Attribute as applicable. For the avoidance of doubt, the basis of the Reference Assets in the aggregate for purposes of determining the Hypothetical Tax Liability can never be less than zero.

“Imputed Interest” shall mean any interest imputed, using the applicable federal rate, under Section 1272, 1274 or 483 of the Code with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.1(d) of this Agreement.

“IPO Date” means the date of the initial public offering of common stock of the Corporation on Form S-1 (File No. 333–[•]) of the Corporation.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Reuters Screen which displays the London interbank offered rate administered by the ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof); provided that the Corporation shall make in good faith a determination (such determination to be conclusive absent manifest error) when (i) LIBOR is no longer a widely recognized benchmark rate for newly originated syndicated loans in U.S. dollars in the U.S. syndicated loan market or (ii) adequate and reasonable means do not exist for ascertaining LIBOR, in which case LIBOR shall be replaced for all purposes under this Agreement by the rate that replaces the LIBOR with respect to U.S. dollar borrowings under one of the Corporation and its Subsidiaries’ principal third party credit agreements as in effect as of the date of such determination as the Corporation may elect, as it may be amended from time to time; provided, further, that if no such replacement has been agreed or determined for purposes of such credit agreement, the Corporation and the TRA Representative shall, within one month of any such determination by the Corporation, mutually agree, acting in good faith, on a replacement interest rate (any replacement rate pursuant to this definition, the “Replacement Rate”), in which case, the Replacement Rate shall replace LIBOR for all purposes under this Agreement; provided, further, that in either case, the Corporation and the TRA Representation may effect conforming changes to this Agreement to the extent reasonably necessary to implement any such Replacement Rate. If the Corporation and the TRA Representative are unable to mutually agree on the Replacement Rate in the circumstances contemplated by this definition, the Corporation and the TRA Representative shall employ the reconciliation procedures described in Section 7.8 of this Agreement.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Ownership Percentage” means, in the case of any TRA Party, the percentage adjacent to the name of such TRA Party on schedule [X], provided that (for the avoidance of doubt) the aggregate Ownership Percentages for all of the TRA Parties shall not exceed 100%.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Assumed Actual Tax Liability. If all or a portion of the Assumed Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Assumed Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Assumed Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.8 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.9(a) of this Agreement.

“Reference Asset” means an asset (x) that (A) is amortizable under Section 197 of the Code or (B) is depreciable real property and (y) acquired directly by the Corporation in the Restructuring Transactions or indirectly through the acquisition of a Corporate Taxpayer in the Restructuring Transactions (including by way of the Corporation acquiring, directly or indirectly, the equity interests of any entity that is a partnership for U.S. federal income tax purposes and any applicable asset of any such entity that a Corporate Taxpayer is treated as receiving for U.S. federal income tax purposes in connection with a liquidation (for U.S. federal income tax purposes) of such entity). For the avoidance of doubt, Covered Tax Basis does not include any tax basis in an asset held by a foreign corporation the stock of which is acquired by the Corporation in the Restructuring Transactions. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Restructuring Transactions” means the transactions set forth on Schedule [    ], including the transactions pursuant to which the Corporation acquired one or more domestic corporations for U.S. federal income tax purposes owning 100% of the equity interests in Clarios International LP and issued this Agreement.

“Schedule” means any Tax Benefit Schedule and any Early Termination Schedule.

“Significant Subsidiary” has the meaning assigned to such term in the Term Loan Credit Agreement (or any equivalent provision of any refinancing, replacement or substitution thereof).

“Subject Taxable Year” means, with respect to any Estimated Tax Benefit Schedule or Final Tax Benefit Schedule, the federal Taxable Year ending on December 31 of the year preceding the Schedule Delivery Date, together with the state or foreign Taxable Years ending in the same calendar year as such federal Taxable Year.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” means the Estimated Tax Benefit Schedule or Final Tax Benefit Schedule, as applicable.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date of the Restructuring Transactions; provided that each applicable Taxable Year of each Corporate Taxpayer will be deemed to end on December 31 unless (a) the Corporation notifies the TRA Representative that a Corporate Taxpayer intends to elect to change its taxable year (as defined in Section 441(b) of the Code) and (b) the TRA Representative and the Corporation agree to amend this Agreement as necessary to reflect such change in taxable year in a manner that does not materially delay any Tax Benefit Payment otherwise payable pursuant to this Agreement.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income, gross receipts or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

“Term Loan Credit Agreement” shall mean (i) that certain First Lien Credit Agreement, dated as of April 30, 2019, among Clarios International LP, a limited partnership organized under the laws of the Province of Ontario, Clarios US Finance Company, Inc., a corporation organized under the laws of the State of Delaware, the other Loan Parties party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and any amendment thereof or (ii) any other substitute or replacement first lien credit agreement whereby the Company or any of its Subsidiaries borrows additional funds after the IPO Date (any such first lien credit agreement, along with the first lien credit agreement described in clause (i) hereof, a “First Lien Credit Agreement”); provided that if, following the IPO Date, the Company and its Subsidiaries cease to be subject to any First Lien Credit Agreement, then references herein to the Term Loan Credit Agreement will be deemed to refer to the last First Lien Credit Agreement then in effect prior to the Company and its Subsidiaries ceasing to have any First Lien Credit Agreement.

“TRA Model” means that certain excel spreadsheet that is on file with the Corporation and the TRA Representative, and which the Corporation and the TRA Representative reasonably agree in writing is the TRA Model.

“TRA Party” has the meaning set forth in the recitals.

“TRA Payment” means any Tax Benefit Payment, Early Termination Payment, or Divestiture Acceleration Payment required to be made by the Corporation to the TRA Parties under this Agreement.

“TRA Representative” means, initially, [•], and thereafter such other party designated by the TRA Parties; provided, however, that the TRA Parties may not designate any party listed on Schedule [ ] as the TRA Representative without the prior written consent of the Corporation.

“Transferred Tax Attributes” means, in the event of a Divestiture, the Covered Tax Attributes described in clause (a) of the definition of Divestiture or the Covered Tax Basis described in clause (b) thereof, in each case to the extent such Covered Tax Attributes or Covered Tax Basis, as the case may be, do not remain under applicable Tax law with the Corporate Taxpayer (other than a Corporate Taxpayer that is sold in such Divestiture).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) the Corporate Taxpayer will have taxable income sufficient to fully utilize (a) the deductions arising from the Covered Tax Attributes during each Taxable Year ending on or after such Early Termination Date in which such deductions would become available and (b) any loss carryovers that are Covered Tax Attributes available as of such Early Termination Date, (ii) the utilization of the Covered Tax Attributes and Imputed Interest for each Taxable Year ending on or after such Early Termination Date will be determined based on the Tax laws in effect on the Early Termination Date, (iii) the federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code in effect on the Early Termination Date, and the Assumed State Tax Rate will be applied (or, with respect to any Taxable Year for which such federal income tax rates are not specified by the Code as in effect on the Early Termination Date, such federal income tax rates that are in effect on the Early Termination Date), (iv) any payment obligations pursuant to this Agreement will be satisfied on May 15th of the year following applicable Taxable Year and (vi) the Agreed Principles apply. For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in the relevant Corporate Taxpayers’ standalone tax position that might result from the transaction giving rise to the Change of Control or Divestiture.

Section 1.2. Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(i) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law;

(j) for purposes of calculating any payments due hereunder (including with respect to the Additional Interest Amount), compounding will be done on an annual basis; and

(k) the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for any federal Taxable Year (or, if later, the due date for such tax return determined after taking into account all available extensions), the Corporation shall provide to the TRA Representative a schedule (the “Basis Schedule”) that shows, in reasonable detail with respect to each Reference Asset as of the last day of such Taxable Year, (i) the Covered Tax Basis of such Reference Asset and (ii) the period (or periods) over which such Reference Asset is amortizable and/or depreciable. In addition, the Corporate Taxpayer shall provide a good faith estimate of the Basis Schedule along with any Estimated Tax Benefit Schedule provided pursuant to Section 2.2(a).

Section 2.2 Tax Benefit Schedule.

(a) With respect to each Subject Taxable Year, the Corporation shall, on or before April 14 following the end of the Subject Taxable Year (the “Schedule Delivery Date”), provide to the TRA Representative a schedule showing in reasonable detail, the Corporation’s good faith estimate of (i) the calculation of the Realized Tax Benefit (or the Realized Tax Detriment) for the Subject Taxable Year, (ii) the calculation of any payment to be made to the TRA Parties pursuant to Article III with respect to the Subject Taxable Year, and (iii) for the Taxable Year including the Applicable Date, a statement of the initial Covered Tax Attributes, and for each Taxable Year thereafter, a statement of the remaining Covered Tax Attributes as updated to the extent necessary to reflect utilization, depreciation and amortization, and any other events subsequent to the Applicable Date that would impact the Covered Tax Attributes (collectively an “Estimated Tax Benefit Schedule”). Concurrently the Corporation shall also deliver to the TRA Representative all supporting information (including work papers) reasonably necessary to support the calculation of such payment.

(b) Within one hundred twenty (120) calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for any Subject Taxable Year, the Corporation shall provide to the TRA Representative an updated Tax Benefit Schedule containing the information described in Section 2.2(a) (the “Final Tax Benefit Schedule”) along with all supporting information (including workpapers) reasonably necessary to support the calculation of any payment to be made to the TRA Parties with respect to the Subject Taxable Year.

(c) Each of the Estimated Tax Benefit Schedule and Final Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(a)).

(d) Subject to Article IV and the assumptions prescribed herein for making such calculation, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the liability for Taxes of the Corporation for such Taxable Year attributable to the Covered Tax Attributes, determined using a “with and without” methodology and the Agreed Principles. Carryovers or carrybacks of any Tax item attributable to any of the Covered Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Covered Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties also acknowledge and agree that this Agreement shall be interpreted and applied in a manner consistent with the TRA Model.

Section 2.3 Procedures, Amendments.

(a) Procedure. Whenever the Corporation delivers to the TRA Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the TRA Representative schedules and work papers providing reasonable detail regarding the preparation of the Schedule related to such Schedule (the cost and expense of which shall be paid by the Corporation) and (y) allow the TRA Representative reasonable access at no cost to the representatives at the Corporation in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the TRA Representative, within twenty-eight (28) calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty calendar days of receipt by the Corporation of such notice, the Corporation and the TRA Representative shall employ the reconciliation procedures described in Section 7.8 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall, except as otherwise approved by the TRA Representative, be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, or (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, in each case with respect to any Corporate Taxpayer (such amended Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the TRA Representative within thirty calendar days of the occurrence of an event referred to in clauses (i) through (iv) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures described in Section 2.3(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Estimated Tax Benefit Payment. Within three (3) calendar days after an Estimated Tax Benefit Schedule delivered to the TRA Representative becomes final in accordance with Section 2.3(a) and 7.8, if applicable, the Corporation shall pay to each TRA Party for such Taxable Year its good faith estimate of the Tax Benefit Payment, as set forth on the applicable Estimated Tax Benefit Schedule with respect to the applicable Taxable Year (the “Estimated Tax Benefit Payment”) in respect of each TRA Party determined pursuant to Section 3.1(b) in accordance with each relevant TRA Party’s Ownership Percentage. Each such Estimated Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporation or as otherwise agreed by the Corporation and such TRA Party. The parties acknowledge and agree that, if no Objection Notice is delivered with respect to the relevant Estimated Tax Benefit Schedule, the Corporation shall pay the Estimated Tax Benefit Payment on May 15 of the calendar year following the Subject Taxable Year (or, if May 15 is not a business day, the following business day).

(b) Final Tax Benefit Payment. Within three (3) calendar days after a Final Tax Benefit Schedule for any Subject Tax Year delivered to the TRA Representative becomes final in accordance with Section 2.3(a) and 7.8, if applicable, the Corporation shall pay to each TRA Party the amount, if any, by which the Tax Benefit Payment as reflected on the Final Tax Benefit Schedule exceeds the Estimated Tax Benefit Payment with respect to such Subject Tax Year (the “Final Tax Benefit Payment”).

(c) Carryforward of Tax Benefit Overpayments. The amount, if any, by which the Estimated Tax Benefit Payment exceeds the Tax Benefit Payment as reflected on the Final Tax Benefit Schedule for any Subject Tax Year shall reduce the Estimated Tax Benefit Payment to be made by the Corporation in the following Subject Tax Year (and shall carry forward to future Subject Tax Years until such excess amount has been reduced to zero).

(d) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount equal to the sum of (i) the product of the Net Tax Benefit for such Taxable Year and such TRA Party’s Ownership Percentage, (ii) the Interest Amount with respect thereto and (iii) the Additional Interest Amount with respect thereto. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) and Section 3.1(b) (excluding payments attributable to any Additional Interest Amounts with respect to the calculation of the applicable Estimate Tax Benefit Payment); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit, calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporation with respect to Taxes for such Taxable Year until the May 15th following the close of the applicable Taxable Year. The “Additional Interest Amount” shall equal the interest on the sum of the Net Tax Benefit and the Interest Amount, calculated at a 10% rate, from May 15th following the close of the applicable Taxable Year through and including the date of payment of the Final Tax Benefit Payment for the applicable Taxable Year.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Cumulative Net Realized Tax Benefit (in addition to the Interest Amounts) for all Subject Taxable Years be paid to the TRA Parties pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.3 Partial Payment. If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then Tax Benefit Payments for such Taxable Year shall be made to all TRA Parties eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to their Ownership Percentages. For the avoidance of doubt, the withholding of any amount pursuant to Section 7.9 shall not be considered a failure by the Corporation to fully satisfy its payment obligations.

ARTICLE IV

TERMINATION

Section 4.1 Termination, Breach of Agreement.

(a) Acceleration Upon Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (subject to the last sentence of this Section 4.1(a) and Section 5.3, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and the Corporation shall pay to the TRA Parties (1) the Early Termination Payment, (2) any Tax Benefit Payment agreed to by the Corporation and the TRA Parties as due and payable but unpaid as of the Early Termination Date and (ii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of a breach (except to the extent that such amount is included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the TRA Parties shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. In the event of a breach of a material obligation under this Agreement by the Corporation, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions. Subject to Section 5.3, the parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(b) Acceleration Upon a Credit Event. In the event that either party becomes aware that the circumstances described in clause (c) in the definition of Credit Event exist and are continuing, such party shall provide written notice to the other party (the “Credit Event Notice”). In the event that any such Credit Event is continuing thirty days after delivery of such Credit Event Notice, or upon the occurrence of an event described in clauses (a) and (b) in the definition of Credit Event, all obligations hereunder shall be accelerated (a “Credit Event Acceleration”) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the Credit Event and shall include, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of the Credit Event; (ii) any Tax Benefit Payment agreed to by the Corporation and the TRA Party Representative as due and payable but unpaid as of such date; and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment).

(c) Divestiture Acceleration Payment. In the event of a Divestiture, the Corporation shall promptly pay to the TRA Parties the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

(d) Change of Control. In connection with a Change of Control, at the election of the Corporation, either (1) all obligations hereunder with respect to each TRA Party shall be accelerated or (2) each TRA Party’s rights to payments hereunder will be converted to an unsecured debt obligation with terms [to be agreed to by the parties], which will (x) provide for payments to the TRA Parties equivalent to what would result under Section 3.1 (calculated by utilizing the Valuation Assumptions and substituting in each case the term “the closing date of a Change of Control” for an “Early Termination Date”) and (y) be documented in a manner similar to unsecured debt and with information and other rights customary to those provided to debt holders, all in a manner approved by the TRA Representative (such approval not to be unreasonably withheld, conditioned or delayed). The Corporation hereby agrees to provide twenty days prior written notice to each TRA Party of a Change of Control (an “Early Termination Option Notice”). If the Corporation elects to terminate the Agreement, then all obligations hereunder with respect to such TRA Party shall be accelerated and such obligations with respect to a TRA Party shall be calculated as if an Early Termination Notice had been delivered on the date of delivery of such written notice and shall include, the TRA Party’s Ownership Percentage multiplied by the sum of (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of receipt of the Early Termination Option Notice; (ii) any Tax Benefit Payment agreed to by the Corporation and the TRA Party Representative as due and payable but unpaid as of such date; and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment).

(e) Early Complete Termination. The Corporation may elect to terminate this Agreement (an “Early Complete Termination”) by (i) delivering to the TRA Representative notice of its intention to exercise such right (“Early Termination Notice”) and (ii) paying to the TRA Parties (1) the Early Termination Payment, (2) any Tax Benefit Payment agreed to by the Corporation and the TRA Parties as due and payable but unpaid as of the Early Termination Date and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment). In the event of an Early Complete Termination, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions (substituting references to the date of such Early Termination Notice for references to the Early Termination Date in the definition of Valuation Assumptions).

(f) Early Payment Right. On or after the fifteenth anniversary of the IPO, the TRA Representative has the right (the “Early Payment Right”) to terminate this Agreement with respect to each TRA Party by providing written notice to the Corporation (the “Early Payment Right Notice”). If the TRA Representative elects to exercise its Early Payment Right, then all obligations hereunder with respect to each TRA Party shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date that is thirty-one days after the delivery of the Early Payment Right Notice (and the Corporation had elected an Early Complete Termination) and shall include, each TRA Party’s Ownership Percentage multiplied by the sum of (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date that is thirty-one days after the delivery of receipt of the Early Payment Right Notice; (ii) any Tax Benefit Payment agreed to by the Corporation and the TRA Party Representative as due and payable but unpaid as of such date; and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment).

Section 4.2 Early Termination Schedule. In the event of an Early Determination Date resulting from the application of Section 4.1, the Corporation shall deliver to the TRA Representative as soon as reasonably practicable (and no later than ninety (90) days after the event described in Section 4.1) a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to the penultimate sentence of Section 2.2(a) and the calculation of the Early Termination Payment or the Divestiture Acceleration Payment or any other amount payable pursuant to or described in Section 4.1, respectively (including the projections of the Corporate Taxpayers’ taxable income under clause (i) of the Valuation Assumptions). The Early Termination Schedule shall become final and binding on all parties unless the TRA Representative, within thirty (30) calendar days after receiving the Early Termination Schedule provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties for any reason are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the TRA Representative shall employ the Reconciliation Procedures as described in Section 7.8 of this Agreement.

Section 4.3 Payment upon Early Termination.

(a) Except as provided in Section 5.3, no later than three (3) calendar days after the date the Early Termination Schedule is finalized pursuant to Section 4.2, the Corporation shall pay to each TRA Party, its share (based on such TRA Party’s Ownership Percentage) of an amount equal to the Early Termination Payment or Divestiture Acceleration Payment and any other payment required to be made pursuant to Sections 4.1 or Section 4.2. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable TRA Parties or as otherwise agreed by the Corporation and the TRA Party.

(b) The “Early Termination Payment” as of the Early Termination Date (other than an Early Termination Date arising under clause (ii) of the definition thereof) shall equal with respect to the TRA Parties the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the TRA Parties beginning from the Early Termination Date assuming the Valuation Assumptions are applied; provided, that in the event that the TRA Representative exercises an Early Payment Right, the Early Termination Rate shall be LIBOR plus 350 basis points if the TRA Model reflects aggregate Tax Benefit Payments (on a non-discounted basis) to be paid after the delivery of the Early Payment Right Notice pursuant to Section 4.1(g) that equal or exceed 97% of the Early Termination Payment (assuming that the Early Termination Rate is zero and disregarding any change in applicable Tax rate following the IPO Date), and in all other cases, the Early Termination Rate where the TRA Representative exercises an Early Payment Right shall be the lesser of 6.5% per annum, compounded annually, or LIBOR plus 100 basis points. For purposes of calculating the present value pursuant to this Section 4.3(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that (i) absent the Early Termination Event all Tax Benefit Payments would be paid on May 15th of the year following the applicable Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures as described in Section 7.8 of this Agreement.

(c) The “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal with respect to the TRA Parties the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payments resulting solely from the Transferred Tax Attributes that would be required to be paid by the Corporation to the TRA Parties beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Attributes resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.3(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that (i) absent the Divestiture all Tax Benefit Payments would be paid on May 15th of the year following the applicable Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures as described in Section 7.8 of this Agreement.

ARTICLE V

LATE PAYMENTS, ETC.

Section 5.1 Late Payments by the Corporation. Other than with respect to payments pursuant to Section 3.1, the amount of all or any portion of any TRA Payment not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such TRA Payment was due and payable.

Section 5.2 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by the Corporation under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.3 Compliance with Indebtedness. The parties acknowledge, and the Corporation represents, that the Corporation has provided information to the TRA Representative as of the date of this Agreement regarding the capacity of the Corporate Taxpayer and its U.S. subsidiaries to fund dividends, and represents that such information is true, correct and complete in all material respects. Notwithstanding anything to the contrary provided herein, if, at the time any amounts becomes due and payable hereunder, (a) the Corporation is not permitted, pursuant to the terms of its or its Subsidiaries’ outstanding indebtedness, to pay such amounts, (b) in the good faith determination of the Corporation, the payment of such amounts would be reasonably likely to result in a breach of any covenant set forth in any agreement governing indebtedness of the Corporation or its subsidiaries or (c) (i) the Corporation does not have the cash on hand to pay such amounts, and (ii) no Subsidiary of the Corporation is able and permitted, pursuant to the terms of its outstanding indebtedness, to pay directly or through a series of dividends, sufficient amount to the Corporation to enable it to pay such amounts, then, in each case, the Corporation shall, by notice to the TRA Representative, be permitted to defer the payment of such amounts until the condition described in clause (a), (b) or (c) is no longer applicable, in which case such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately, and such deferral shall not constitute a breach of a material obligation under Section 4.1(a) (other than any Early Termination Payment payable in connection with a Change of Control); provided, however, and notwithstanding anything in this Agreement to the contrary, if the Corporation fails to make any Tax Benefit Payment when due, the Corporate Taxpayer shall use reasonable best efforts to obtain funds to make such payment (including by causing its Subsidiaries to distribute or lend funds to facilitate such payment, and by accessing any revolving credit facilities or other sources of available credit to fund any such amounts), and such failure to make a Tax Benefit Payment shall be a material breach of a material obligation under this Agreement upon the one-year anniversary of the initial due date (i.e., if there was no deferral) of the applicable payment that will be treated as if the Corporation elected there to be an Early Complete Termination and delivered an Early Termination Notice on such one-year anniversary. If the Corporation defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Default Rate per annum, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. To the extent the Corporation or its Subsidiaries incur, create, assume or permit to exist any indebtedness after the date hereof, the Corporation shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that such indebtedness permits any amounts payable hereunder to be paid. For the avoidance of doubt, nothing in the previous sentence shall prevent the Corporation from deferring payments or determining that the holders are not entitled to payments pursuant to this Section 5.3.

ARTICLE VI

TAX MATTERS

Section 6.1 Corporation Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning any Corporate Taxpayer including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the TRA Representative of, and keep the TRA Representative reasonably informed with respect to, the portion of any audit of any Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to affect any TRA Party’s rights and obligations under this Agreement. To the extent permitted by law, the Corporation shall file a consolidated federal income Tax Return for each Taxable Year with respect to any domestic corporation (for U.S. federal income tax purposes) that is a member of the Corporation’s “affiliated group” within the meaning of Section 1504 of the Code.

Section 6.2 Cooperation. The Corporate Taxpayer shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of the TRA Representative, take any action that has the principal purpose of avoiding the use of or reducing utilization of Covered Tax Attributes available to it. The Corporation will promptly provide the TRA Representative upon request reasonably detailed information regarding the Corporate Taxpayer’s good faith projections of the Corporate Taxpayer’s taxable income and payments to be made pursuant to this Agreement; provided that (i) the TRA Representative shall not provide any such information to any third-party without such third-party first executing a customary non-disclosure agreement and (ii) the Corporate Taxpayer shall have no separate obligation to retain external advisors in connection with providing such information. The Corporate Taxpayer will also disclose to the TRA Representative on an annual basis all material intercompany agreements entered into (or amended) after the IPO Date if such agreement results in a payment being made that results in a deduction to the Corporate Taxpayer where the payee is Affiliate of the Corporation and is not a Corporate Taxpayer.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or email upon confirmation of transmission (via delivery receipt requested) if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

[•]

Attention: [•]

Email: [email address]

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: [•]

If to the TRA Representative, to:

[•]

Attention: [•]

Email: [email address]

with a copy to (which shall not constitute notice):

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign, sell, pledge or otherwise alienate or transfer all or any portion of its rights under this Agreement without the prior written consent of the Corporation, but such assignment, sale, pledge or other alienation or transfer shall require the prior written consent of the TRA Representative; provided however a TRA Party may not assign, sell, pledge or otherwise alienate or transfer all or any portion of its rights under this Agreement to the parties listed on Schedule [ ] without the prior written consent of the Corporation. In the case of any such assignment, sale, pledge or other alienation or transfer to any Person, such person shall execute and deliver a Joinder, substantially in the form of Exhibit A, agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement, except as otherwise provided in such Joinder.

(b) No provision of this Agreement or any schedule or exhibit with respect thereto (other than to reflect any assignment, sale, pledge or otherwise alienation or transfer effected pursuant to Section 7.6(a)) may be amended unless such amendment is approved in writing by the Corporation and the TRA Representative. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.7 Resolution of Disputes.

(a) Except as provided in Section 7.8, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chambers of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chambers of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporation and any TRA Party (through the TRA Representative) may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the Corporation and each TRA Party (through the TRA Representative) (i) expressly consents to the application of paragraph (c) of this Section 7.7 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. Each TRA Party irrevocably appoints the TRA Representative as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon such TRA Party in any such action or proceeding.

(c) (i) THE CORPORATION AND EACH TRA PARTY (THROUGH THE TRA REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN

ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.7, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.7 and such parties agree not to plead or claim the same.

Section 7.8 Reconciliation. In the event that the Corporation and the TRA Representative are unable to resolve a disagreement with respect to any tax matter or calculation required under this Agreement, including the matters governed by Sections 2.3 or 4.2, within the relevant period designated in this Agreement (or the amount of an Early Termination Payment to which Section 4.1 applies) (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting firm or a law firm, and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or any of the TRA Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, (i) the undisputed amount shall be paid on the date prescribed by this Agreement and (ii) such Tax Return may be filed as prepared by the relevant Corporate Taxpayer, subject, in the cause of sub-clauses (i) and (ii), to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert shall be borne equally by the Corporation, on the one hand, and by the TRA Representative, on the other hand, except as provided in the next sentence. Each of the Corporation and the TRA Representative shall bear their own costs and expenses relating to the determination of the Reconciliation Dispute, unless (i) the Expert substantially adopts the TRA Representative’s position, in which case the Corporation shall reimburse the TRA Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert substantially adopts the Corporation’s position, in which case the TRA Representative shall reimburse the Corporation for any reasonable out-of-pocket costs and expenses in such proceeding; provided that, for the avoidance of doubt, the Corporation shall bear all costs and expenses related to the tax compliance costs of any Corporate Taxpayer, including the costs of amending any Tax Return. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.8 shall be binding on the Corporation and the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH OR VALIDITY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Withholding. Notwithstanding any other provision of this Agreement, the Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law; provided that the Corporation (i) gives 10 days advance written notice of its intention to make such withholding to the TRA Representative, (ii) identifies the legal basis requiring such withholding and (iii) gives the TRA Representative an opportunity to establish that such withholding is not legally required. Except upon an applicable change in law, no U.S. federal income Taxes will be required to be withheld in respect of any payment under this Agreement to any Person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code that timely delivers to the Corporation a properly completed IRS Form W-9. To the extent that amounts are properly so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Party in respect of whom the withholding was made. The Corporation shall provide evidence of such payment to the TRA Parties (through the TRA Representative) to the extent that such evidence is available. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, the recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporation or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9) reasonably requested in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

Section 7.11 Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets. If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole. If any Person the income of which is included in the income of the Corporation’s affiliated or consolidated group transfers one or more assets to a corporation with which such Person does not file a consolidated Tax Return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the greater of (1) tax basis of such transferred asset and (2) the fair market value of such transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12 Confidentiality. (a) Each TRA Party, through the TRA Representative, and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters of the Corporation or the TRA Parties acquired pursuant to this Agreement, in each case other than the information provided pursuant to the second sentence of Section 6.2 herein (provided that the TRA Representative shall not provide any such information to any third-party without such third-party first executing a customary non-disclosure agreement as described in Section 6.2). This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community; and (ii) the disclosure of information to the extent necessary for any TRA Party to prepare and file its Tax returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party (and each employee, representative or other agent of such TRA Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) any Corporate Taxpayer, (y) any of its transactions and (z) this

Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to such TRA Party relating to such tax treatment and tax structure.

(b) If the TRA Representative, any TRA Party or any of their respective assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.14 Appointment of TRA Representative.

(a) Appointment. Without further action of any of the Corporation, the TRA Representative or any TRA Party, and as partial consideration of the benefits conferred by this Agreement, the TRA Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each TRA Party with respect to the taking by the TRA Representative of any and all actions and the making of any decisions required or permitted to be taken by the TRA Representative under this Agreement (and any potential agreement with the Corporation to terminate this Agreement earlier than such time as is provided in Section 4.1 provided that (for the absence of doubt any payment made by the Corporation upon such an early termination shall be paid to each TRA Party based on such TRA Party’s Ownership Percentage), including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to the Corporation pursuant to this Agreement; (vi) taking actions the TRA Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the TRA Representative. No bond shall be required of the TRA Representative, and the TRA Representative shall receive no compensation for its services.

(b) Expenses. The Corporation shall reimburse the TRA Representative for up to $100,000 annually of all reasonable, documented out-of-pocket costs and expenses incurred by the TRA Representative in its capacity as such upon invoice and reasonable support therefor by the TRA Representative; provided that the Corporation shall reduce any future payments due to the TRA Parties hereunder pro rata (based on their respective ownership percentage in the Corporation) by the amount of any amounts it pays to the TRA Representative pursuant to this Section 7.14(b); provided further that the Corporation shall not be required to reimburse the TRA Representative for any expenses incurred in connection with the prosecution or defense of a dispute brought by the TRA Party under Section 7.7 or Section 7.8 of this Agreement. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The TRA Representative shall not be liable to any TRA Party for any act of the TRA Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the gross negligence, bad faith or willful misconduct of the TRA Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The TRA Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Representative (and any cost or expense incurred by the TRA Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the TRA Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party. Each TRA Party’s receipt of any and all benefits to which such TRA Party is entitled under this Agreement, if any, is conditioned upon and subject to such TRA Party’s acceptance of all obligations, including the obligations of this Section 7.14(c), applicable to such TRA Party under this Agreement.

(d) Actions of the TRA Representative. Any decision, act, consent or instruction of the TRA Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporation may rely upon any decision, act, consent or instruction of the TRA Representative as being the decision, act, consent or instruction of each TRA Party. The Corporation is hereby relieved from any liability to any person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the TRA Representative.

[Signatures pages follow]

IN WITNESS WHEREOF, the Corporation and each TRA Party have duly executed this Agreement as of the date first written above.

CLARIOS INTERNATIONAL, INC.

By:
Name:
Title:

TRA Parties

By:
Name: Title:

TRA Representative

By:
Name: Title:

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Clarios International, Inc., a Delaware corporation (including any successor corporation, the “Corporation”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).

WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [•], 2021, between the Corporation and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

CLARIOS INTERNATIONAL, INC.

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: